Exhibit 2.1

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE EASTERN DISTRICT OF KENTUCKY
ASHLAND DIVISION

In re: AEI RESOURCES HOLDING, INC., et al., Debtors.	) ) ) ) ) ) ) ) ) )	Chapter 11 Case Nos. 02-10150 through 02-10224 Jointly Administered Judge William S. Howard

DEBTORS' JOINT PLAN OF REORGANIZATION
UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

Frost Brown Todd LLC
Paul E. Sullivan
Ronald E. Gold
Randy D. Shaw
2700 Lexington Financial Center
250 West Main Street
Lexington, Kentucky 40507-1749
(859) 231-0000

Latham & Watkins
Robert J. Rosenberg
885 Third Avenue, Suite 1000
New York, New York 10022
(212) 906-1200

Dated:   Lexington, Kentucky
               February 26, 2002

TABLE OF CONTENTS

Section 1	DEFINITIONS AND INTERPRETATION.	Page v

1.1	Definitions	v

1.2	Interpretation; Application of Definitions and Rules of Construction	1

Section 2	PROVISIONS FOR PAYMENT OF ADMINISTRATIVE EXPENSE CLAIMS AND PRIORITY TAX CLAIMS	1

2.1	Administrative Expense Claims	1

2.2	Priority Tax Claims	2

Section 3	CLASSIFICATION OF CLAIMS AND EQUITY INTERESTS	2

Section 4	PROVISIONS FOR TREATMENT OF CLAIMS AND EQUITY INTERESTS	3

4.1 4.2 4.3 4.4 4.5 4.6 4.7 4.8	Class 1 - Priority Non-Tax Claims
Class 2 - Other Secured Claims
Class 3 - Secured Bank Claims
Class 4 - Senior Debt Claims
Class 5 - Other Unsecured Claims
Class 6 - Subordinated Claims
Class 7 - Penalty Claims
Class 8 - Old Common Stock Interests
3 3 3 4 4 5 5 5

Section 5	IDENTIFICATION OF CLASSES OF CLAIMS AND INTERESTS IMPAIRED; ACCEPTANCE OR REJECTION OF THE PLAN	6

5.1 5.2 5.3	Holders of Claims and Interests Entitled to Vote Holders of Claims and Equity Interests Not Entitled to Vote Non-consensual confirmation	6 6 6

Section 6	MEANS OF IMPLEMENTATION	6

6.1 6.2 6.3 6.4 6.5 6.6 6.7 6.8 6.9 6.10 6.11 6.12	Substantive Consolidation
Termination of Subordination
Distributions
Issuance of New Securities
Cash Payments by the Debtors
Exit Financing
Cancellation of Existing Securities and Agreements
Corporate Action
Restated Certificate of Incorporation
. Other Effective Date Events
Registration Rights Agreement
Compromise and Settlement with Larry Addington and Others
6 7 7 7 7 8 8 8 9 9 9 10

Section 7	PROVISIONS GOVERNING DISTRIBUTIONS	10

7.1 7.2 7.3 7.4 7.5 7.6 7.7 7.8 7.9 7.10 7.11 7.12	Date of Distributions
Disbursing Agent
Surrender of Instruments
Delivery of Distributions
Manner of Payment Under the Plan
Fractional Shares
Fractional Notes
Setoffs and Recoupment
Distributions After Effective Date
Rights and Powers of Disbursing Agent
Exculpation
Retention of Ballots	10 10 11 13 13 13 13 14 14 14 14 15

Section 8	PROCEDURES FOR TREATING DISPUTED CLAIMS UNDER THE PLAN	15

8.1 8.2 8.3	Disputed Claims Process No Distributions Pending Allowance Distributions After Allowance	15 15 16

Section 9	PROVISIONS GOVERNING EXECUTORY CONTRACTS AND UNEXPIRED LEASES	16

9.1 9.2 9.3 9.4 9.5	Assumption or Rejection of Contracts and Leases Cure of Defaults in Connection with Assumption Amendments to Schedule; Effect of Amendments Bar to Rejection Damage Claims Indemnification Obligations	16 16 17 17 17

Section 10	CONDITIONS PRECEDENT TO CONFIRMATION DATE AND EFFECTIVE DATE	18

10.1 10.2 10.3 10.4	Conditions to Confirmation Date Conditions Precedent to Effective Date of the Plan Waiver of Conditions Precedent Effect of Failure of Conditions	18 18 19 19

Section 11	EFFECT OF CONFIRMATION	20

11.1 11.2 11.3 11.4 11.5 11.6 11.7 11.8 11.9	Vesting of Assets Binding Effect Discharge of Debtors Term of Injunctions or Stays Indemnification Obligations Company Releases Release of Lender Releasees Voluntary Releases Committees	20 20 20 20 20 21 21 22 22

Section 12	RETENTION OF JURISDICTION	23

Section 13	MISCELLANEOUS PROVISIONS	24

13.1 13.2 13.3 13.4 13.5 13.6 13.7 13.8 13.9 13.10 13.11 13.12	Payment of Statutory Fees
Modification of Plan
Section 1146 Exemption
Preservation of Rights of Action
Retiree Benefits
Administrative Expenses Incurred After the Confirmation Date
Section 1125(e) of the Bankruptcy Code
Compliance with Tax Requirements
Severability of Plan Provisions
Notices
Governing Law
Binding Effect	24 24 24 25 25 25 25 25 26 27 28 29

INDEX OF EXHIBITS

Exhibit 1 Exhibit 2 Exhibit 3 Exhibit 4 Exhibit 5 Exhibit 6 Exhibit 7	-- -- -- -- -- -- --	Restated Certificate of Incorporation and By-Laws of
Reorganized AEI

Indenture for New Senior Notes

Term Sheet Describing New Senior Secured Term Notes

Term Sheet Describing Exit Facility

Registration Rights Agreement (New Common Stock)

Registration Rights Agreement (New Senior Notes)

Master Agreement

DEBTORS' JOINT PLAN OF REORGANIZATION
UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

          AEI Resources Holding, Inc., together with its subsidiaries and affiliates which concurrently filed petitions under chapter 11 of the Bankruptcy Code, propose the following chapter 11 Joint Plan of Reorganization, dated as of _________ __, 2002, pursuant to section 1121(a) of the Bankruptcy Code:

Section 1      DEFINITIONS AND INTERPRETATION

           1.1      Definitions.

Administrative Expense Claim	means any right to payment constituting a cost or expense of administration of the Chapter 11 Cases allowed under sections 503(b) and 507(a)(l) of the Bankruptcy Code, including, without limitation, (a) any actual and necessary costs and expenses of preserving the Debtors' estate, (b) any actual and necessary costs and expenses of operating the Debtors' business in the ordinary course of business, (c) any indebtedness or obligations incurred or assumed by the Debtors in Possession during the Chapter 11 Cases in the ordinary course of business, (d) any allowances of compensation and reimbursement of expenses to the extent allowed by Final Order under section 330 or 503 of the Bankruptcy Code, and (e) any fees or charges assessed against the Debtors' estates under section 1930, title 28, United States Code.

AEI	means AEI Resources Holding, Inc., a Delaware corporation and one of the Debtors.

Allowed	means, with reference to any Claim or Equity Interest, (a) any Claim or Equity Interest as to which no objection to allowance has been interposed at or before the end of the time period specified in Section 8.1 hereof for filing objections to Administrative Expense Claims or Claims or such other applicable period of limitation fixed by the Bankruptcy Code, the Bankruptcy Rules, or the Bankruptcy Court, or as to which any objection has been determined by a Final Order to the extent such objection is determined in favor of the respective holder, (b) any Claim or Equity Interest as to which the liability of the Debtors and the amount thereof are determined by final order of a court of competent jurisdiction other than the Bankruptcy Court or (c) any Claim or Equity Interest expressly allowed hereunder. Unless otherwise specified in the Plan or in a Final Order of the Bankruptcy Court allowing such claim, "Allowed" in reference to a Claim shall not include (a) interest on the amount of such Claim accruing from and after the Petition Date, (b) punitive or exemplary damages or (c) any fine, penalty or forfeiture.

Available Cash	means cash and cash equivalents available for withdrawal by the Debtors or the Reorganized Debtors less cash necessary to satisfy bonding program requirements (net of the release of any cash collateral resulting from the new bonding program) less professional and transaction fees and any extraordinary non-recurring expense related to the restructuring, including, but not limited to, the key employee retention plan, severance payments and other employee related expenses.

Bank	means, collectively, the agents and lenders that are from time to time parties to the Credit Agreement

Bank Agent	means UBS AG, Stamford Branch, as administrative agent under the Credit Agreement.

Bank Claim Cash Distribution Amount	means Cash in the amount of (a) the amount of the Allowed Secured Bank Claims in excess of $925 million minus the aggregate undrawn face amount as of the Effective Date of any letters of credit originally issued under the Credit Agreement that are outstanding on the Petition Date and that as of the Effective Date have been cancelled, plus (b) Available Cash as of the Effective Date.

Bank Steering Committee	means a committee of holders of Secured Bank Claims formed prior to the Petition Date and comprised of Halcyon/Alan B. Slifka Management Company, LLC, Cerberus Capital Management L.P., Castlerigg Master Investments Ltd., InterMarket Corporation and Satellite Asset Management, L.P..

Bankruptcy Code	means title 11, United States Code, as amended from time to time, as applicable to the Chapter 11 Cases.

Bankruptcy Court	means the United States District Court for the Eastern District of Kentucky having jurisdiction over the Chapter 11 Cases and, to the extent of any reference made under section 157, title 28, United States Code, the unit of such District Court having jurisdiction over the Chapter 11 Cases under section 151, title 28, United States Code.

Bankruptcy Rules	means the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under section 2075, title 28, United States Code, as amended from time to time, applicable to the Chapter 11 Cases, and any Local Rules of the Bankruptcy Court.

Business Day	means any day other than a Saturday, a Sunday or any other day on which banking institutions in New York, New York are required or authorized to close by law or executive order.

Cash	means legal tender of the United States of America.

Chapter 11 Cases	means the Debtors' voluntary cases filed with the Bankruptcy Court under Chapter 11 of the Bankruptcy Code.

Charter	means the Restated Certificate of Incorporation of Reorganized AEI, which shall be in substantially the form annexed as Exhibit 1 to the Plan.

Claim	has the meaning set forth in Section 101 of the Bankruptcy Code.

Class	means any group of substantially similar Claims or Equity Interests classified in Section 5 of the Plan and pursuant to section 1129(a)(l) of the Bankruptcy Code.

Collateral	means any property or interest in property of the Debtors' estates subject to a Lien to secure the payment or performance of a Claim, which Lien is not subject to avoidance or otherwise invalid under the Bankruptcy Code or applicable state law.

Confirmation Date	means the date on which the Clerk of the Bankruptcy Court enters the Confirmation Order on its docket.

Confirmation Hearing	means the hearing held by the Bankruptcy Court regarding confirmation of the Plan, as such hearing may be adjourned or continued from time to time.

Confirmation Order	means the order of the Bankruptcy Court confirming the Plan pursuant to Section 1129 of the Bankruptcy Code.

Contract Rejection Schedule	means a schedule to be filed and served on the parties to the contracts and leases listed thereon by the Debtors on or before 5 Business Days prior to the commencement of the Confirmation Hearing or such later date as may be fixed by the Bankruptcy Court.

Credit Agreement	means the Credit Agreement dated as of September 2, 1998 (amended and restated as of December 14, 1998, further amended and restated as of June 15, 2000, amended by Amendment No. 1 to Credit Agreement dated as of September 5, 2000, and amended by Amendment No. 2 to Credit Agreement dated as of October 10, 2000) among Resources, as borrower, UBS AG, Stamford Branch as Administrative Agent, the lenders signatories thereto and Warburg Dillon Read, as Arranger and Syndication Agent, and guaranteed by the other Debtors and any and all of the documents, instruments and agreements relating thereto, including, without limitation, all guarantees and security documents, instruments and agreements executed and delivered in connection with the Credit Agreement, as same may have been amended, supplemented, modified, extended, replaced, refinanced, renewed or restated as of the Petition Date.

Creditors' Committee	means the statutory committee of unsecured creditors appointed in the Chapter 11 Cases by the United States Trustee pursuant to section 1102 of the Bankruptcy Code (if any).

Debtors	means, collectively, AEI Resources Holding, Inc., AEI Resources, Inc., AEI Holding Company, Inc., 17 West Mining, Inc., Aceco, Inc., Addington Mining, Inc., AEI Coal Sales Company, Inc., Americoal Development Company, Appalachian Realty Company, Ayrshire Land Company, Bassco Valley, LLC, Beech Coal Company, Bentley Coal Company, Bluegrass Coal Development Company, Bowie Resources Limited, Cannelton Inc., Cannelton Industries, Inc., Cannelton Land Company, Cannelton Sales Company, CC Coal Company, Coal Ventures Holding Company, Inc., Dunn Coal & Dock Company, East Kentucky Energy Corporation, Employee Benefits Management, Inc., Employee Claims Administration, LLC, EnerZ Corporation, Evergreen Mining Company, Fairview Land Company, Flanary Branch Coal Co., Inc., Franklin Coal Sales Company, G.E.C., Inc., Grassy Cove Coal Mining Company, Hayman Holdings, Inc., Heritage Mining Company, Highland Coal, Inc., Ikerd-Bandy Co., Inc., Kanawha Corporation, Kentucky Prince Mining Company, Kermit Coal Company, Kindill Holding, Inc., Kindill Mining, Inc., Leslie Resources Management, Inc., Leslie Resources, Inc., McCoy Coal Company, Meadowlark, Inc., Mega Minerals, Inc., Mid-Vol Leasing, Inc., Midwest Coal Company, Midwest Coal Sales Company, Mining Technologies, Inc., Mountain Coals Corporation, Mountain-Clay Incorporated, Mountaineer Coal Development Company, Old Ben Coal Company, Phoenix Land Company, Premium Processing, Inc., Princess Beverly Coal Company, Princess Beverly Coal Holding Company, Inc., Pro-Land, Inc., Red Ridge Mining, Inc., River Coal Company, Inc., Roaring Creek Coal Company, RP Terminal, LLC, Shipyard River Coal Terminal Company, Skyline Coal Company, Straight Creek Coal Resources Company, Sunny Ridge Enterprises, Inc., Sunny Ridge Mining Company, Inc., Tennessee Mining, Inc., Turris Coal Company, West Virginia-Indiana Coal Holding Company, Inc., Wyoming Coal Technology, Inc., Zeigler Coal Holding Company, Zeigler Environmental Services Company, and Zenergy, Inc., the Debtors in the Chapter 11 Cases.

Debtors in Possession	means the Debtors in their capacity as debtors in possession in the Chapter 11 Cases under sections 1101, 1107(a) and 1108 of the Bankruptcy Code.

DGCL	means the General Corporation Law of the State of Delaware, as amended from time to time.

Disallowed	means, when used with respect to a Claim or Equity Interest, a Claim or Equity Interest that has been disallowed by Final Order.

Disbursing Agent	means any entity in its capacity as a disbursing agent under Sections 7.2 and 7.10 of the Plan.

Disclosure Statement	means the disclosure document relating to the Plan, including, without limitation, all exhibits and schedules thereto as approved by the Bankruptcy Court pursuant to section 1125 of the Bankruptcy Code.

Disputed	means, with respect to a Claim or Equity Interest, any such Claim or Equity Interest, not otherwise Allowed or paid pursuant to the Plan, to the extent such Claim or Equity Interest is the subject of a pending application, motion, complaint, objection or other legal proceeding seeking to disallow, subordinate or estimate such Claim or Equity Interest.

Distribution Record Date	means the date provided in the Confirmation Order.

Effective Date	means the first Business Day on which all the conditions precedent to the Effective Date specified in Section 10.2 of the Plan shall have been satisfied or waived as provided in Section 10.3 of the Plan.

Equity Interest	means the interest of any holder of equity securities of any of the Debtors represented by any issued and outstanding shares of common or preferred stock or other instrument evidencing a present ownership interest in the Debtors, whether or not transferable, or any option, warrant or right, contractual or otherwise, to acquire, in connection with or related to, any such interest, including, without limitation, any rights with respect to the Debtors under any registration rights agreement or stockholders agreement to which any of the Debtors is a party.

Exit Financing	means the financing facility to be provided by Bankers Trust Company on the Effective Date (in accordance with the terms set forth on Exhibit 4), pursuant to Section 6.6 of the Plan.

Final Order	means an order or judgment of the Bankruptcy Court entered by the Clerk of the Bankruptcy Court on the docket in the Chapter 11 Cases, which has not been reversed, vacated or stayed and as to which (a) the time to appeal, petition for certiorari or move for a new trial, reargument or rehearing has expired and as to which no appeal, petition for certiorari or other proceedings for a new trial, reargument or rehearing shall then be pending or (b) if an appeal, writ of certiorari, new trial, reargument or rehearing thereof has been sought, such order or judgment of the Bankruptcy Court shall have been affirmed by the highest court to which such order was appealed, or certiorari shall have been denied or a new trial, reargument or rehearing shall have been denied or resulted in no modification of such order, and the time to take any further appeal, petition for certiorari or move for a new trial, reargument or rehearing shall have expired; provided, however, that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules, may be filed relating to such order, shall not cause such order not to be a Final Order.

Holdings	means AEI Holding Company, Inc., a Delaware corporation and one of the Debtors.

Industrial Revenue Bonds or IRBs	means (i) the 6.9% Port Facility Refunding Revenue Bonds, Series 1997, due 2022 issued by the Peninsula Ports Authority of Virginia having an aggregate principal amount of $115,000,000 and guaranteed by each of the Debtors, (ii) the 6.95% Industrial Revenue Refunding Bonds (Mountain Coals, Inc. Project), Series 1997, due 2028 issued by Charleston County, South Carolina having an aggregate principal amount of $30,800,000 and guaranteed by each of the Debtors, and (iii) the 4.4% Perry County Adjustable Rate Industrial Development Revenue Bonds, Series 1983, due 2013 issued by Perry County, Kentucky having an aggregate principal amount of $1,000,000 and guaranteed by RAG American Minerals Company.

Industrial Revenue Bond (or IRB) Claim	means a Claim arising under or in connection with the Industrial Revenue Bonds, including (but not limited to) a Claim arising under or in connection with (i) that certain loan agreement dated as of April 1, 1999 between Zeigler Coal Holding Company and the Peninsula Ports Authority of Virginia; (ii) the guaranty related thereto dated as of April 1, 1999 among the Debtors and J.P. Morgan Trust Company, National Association, successor by merger to Chase Manhattan Trust Company, National Association, as trustee; (iii) that certain loan agreement dated as of April 1, 1999 between Zeigler Coal Holding Company and Charleston County, South Carolina; (iv) the guaranty related thereto dated as of April 1, 1999 among the Debtors and J.P. Morgan Trust Company, National Association, successor by merger to Chase Manhattan Trust Company, National Association, as trustee; and (v) that certain loan agreement dated September 1, 1983 between Mountain Coals Corporation and Perry County, Kentucky.

Informal Noteholders' Committee	means a committee of holders of the Senior Notes, IRBs, and Subordinated Notes formed prior to the Petition Date, and comprised of (i) Appaloosa Management, LP, (ii) Eaton Vance Management on behalf of National Municipals Portfolio and High Yield Municipals Portfolio, (iii) Federated Investment Management Company, a Delaware business trust, (iv) Federated Investment Counseling, a Delaware business trust, (v) Salomon Brothers Asset Management, (vi) King Street Capital Management, LLC, (vii) Lord Abbett and (viii) Merrill Lynch Investment Managers, on behalf of APEX Municipal Fund, Inc., MuniAssets Fund, Inc., Merrill Lynch High Income Municipal Bond Fund, Inc., MuniHoldings Fund, Inc., MuniHoldings Fund II, Inc., MuniYield Fund, Inc., Merrill Lynch Municipal Strategy Fund, Inc., Merrill Lynch Municipal Bond Fund, Inc. - National Portfolio, Master U.S. High Yield Trust, Merrill Lynch Bond Fund, Inc. - High Income Portfolio, and Merrill Lynch Variable Series Funds, Inc. - Merrill Lynch High Current Income Fund.

Informal Noteholders' Committee Majority	means the holders of a majority in Claim amount of the Senior Notes, IRBs, and Subordinated Notes held in the aggregate by the members of the Informal Noteholders' Committee at such time.

Intercompany Claim	means any and all Claims and causes of action which any of the Debtors holds against any other Debtor.

Lender Releasees	means (i) each Holder of an Allowed Secured Bank Claim and all of their respective present and former officers, directors and employees, (ii) each Holder of Allowed Senior Debt Claims and all of their respective officers, directors and employees, (iii) each Holder of Allowed Subordinated Claims and all of their respective officers, directors and employees, (iv) the attorneys, financial advisors, accountants and agents for the Holders of Secured Bank Claims, the Bank Agent, Holders of Senior Debt Claims, Holders of Subordinated Claims, the Senior Indenture Trustees and the Subordinated Trustee, (v) all Persons who serve or served as members of management of any Holder of an Allowed Secured Bank Claim, the Bank Agent, Holder of an Allowed Senior Debt Claim or Holder of an Allowed Subordinated Claim, (vi) the Senior Indenture Trustees, (vii) the Subordinated Indenture Trustee and (viii) the Bank Agent.

Lien	has the meaning set forth in Section 101 of the Bankruptcy Code.

Master Agreement	means that certain Master Agreement by and among the AEI, Resources and Larry Addington, to be entered into on the Effective Date, a form of which is attached as Exhibit 7 hereto.

New Common Stock	means the shares of common stock of Reorganized AEI to be issued and outstanding as of the Effective Date.

New Common Stock Distribution Amount	means the 20,000,000 shares of New Common Stock to be distributed to holders of the Allowed Senior Debt Claims and Allowed Subordinated Claims.

New Senior Notes	means the 11 3/4% Senior Notes Due 2009 issued by Reorganized Resources pursuant to the Plan having an aggregate principal amount of $450 million and the terms set forth in Exhibit 2 to the Plan.

New Senior Secured Term Notes	means the New Senior Secured Term Notes due 2008 issued by Reorganized Resources on the terms set forth in Exhibit 3 to the Plan and in principal amount equal to $925 million minus the sum of $450 million and Available Cash.

Old Common Stock	means the issued and outstanding common stock of AEI as of the Petition Date.

Old Common Stock Interest	means an Equity Interest represented by (i) the Old Common Stock and (ii) any option, warrant or right, contractual or otherwise, to acquire, in connection with or related to, any such interest (including, without limitation, any rights with respect to AEI under any registration rights agreement or stockholders agreement to which any of the Debtors is a party).

Other Secured Claims	means any Secured Claim other than the Secured Bank Claims.

Other Unsecured Claims	means any Unsecured Claim other than Senior Debt Claims or Subordinated Claims. Other Unsecured Claims include, but are not limited to, (i) any Rejection Claim, (ii) any Claim arising under that certain Promissory Note dated as of July 10, 1999 and payable to Richard G. Preservati, (iii) the claim of Kentucky Bank and Trust under that certain notes dated as of September 3, 1997, (iv) Claims arising under those certain notes payable to James Kocian, Bert Koenig and William N. Rich, and (v) Trade Claims.

Penalty Claims	means (a) Claims for fines, penalties or forfeiture or for multiple, exemplary or punitive damages, to the extent that such fine, penalty, forfeiture or damages are not compensation for actual pecuniary loss suffered by the holder of such Claim, and (b) Claims subject to subordination under section 510 of the Bankruptcy Code, except the Subordinated Claims.

Petition Date	means _________ __, 2002, the date on which the Debtors commenced the Chapter 11 Cases.

Plan	means the Debtors' Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code dated as of __________ __, 2002, including, without limitation, the exhibits and schedules thereto, as the same may be amended or modified from time to time in accordance with the provisions of the Bankruptcy Code and the terms thereof.

Postpetition Financing	means the credit facility dated as of _______, 2002 among Bankers Trust Company, Resources, as borrower, and each of the other Debtors as guarantors.

Priority Non-Tax Claim	means Claims which are entitled to priority in accordance with section 507(a) of the Bankruptcy Code (other than Administrative Expense Claims and Priority Tax Claims).

Priority Tax Claim	means any Claim of a governmental unit of the kind entitled to priority in payment as specified in sections 502(i) and 507(a)(8) of the Bankruptcy Code.

Ratable Proportion	means, with reference to any distribution on account of any Claim or Equity Interest in any Class, as the case may be, a distribution equal in amount to the ratio (expressed as a percentage) that the amount of such Claim or number of shares evidencing such Equity Interests, as applicable, bears to the aggregate amount of Claims or aggregate number of outstanding shares of Equity Interests in the same Class, as applicable.

Rejection Claim	means any Claim against any of the Debtors arising from the rejection of any executory contract or unexpired lease, including any Claim of (a) a lessor for damages resulting from the rejection of a lease of real property as any such claim shall be calculated in accordance with section 502(b)(6) of the Bankruptcy Code and (b) an employee for damages resulting from the rejection of an employment agreement as any such Claim shall be calculated in accordance with section 502(b)(7) of the Bankruptcy Code.

Reorganized [name of Debtor or Debtors]	means the respective Debtor or Debtors, as it/they will be reorganized as of the Effective Date in accordance with the Plan.

Reorganized Debtors	means Reorganized AEI and each of the other Debtors, as they will be reorganized as of the Effective Date in accordance with the Plan.

Resources	means AEI Resources, Inc., a Delaware corporation and one of the Debtors.

Secured Bank Claims	means all Claims of the Banks against the Debtors arising under or in connection with the Credit Agreement, including without limitation, any portion of the Claims of the Banks that are converted to postpetition administrative expense claims pursuant to any order of the Bankruptcy Court approving the provision of adequate protection to holders of Secured Bank Claims and Claims for interest at the default rate through the Effective Date plus fees and expenses (including fees and expenses of counsel for the Bank Agent and counsel and advisors for the Bank Steering Committee), if any.

Secured Claim	means a Claim secured by a Lien on Collateral to the extent of the value of such Collateral (i) as set forth in the Plan, (ii) as agreed to by the holder of such Claim and the Debtors or (iii) as determined by a Final Order in accordance with section 506(a) of the Bankruptcy Code or, in the event that such Claim is subject to setoff under section 553 of the Bankruptcy Code, to the extent of such setoff.

Senior Debt Claim	means any Unsecured Claim for principal and interest through the Petition Date under the Senior Notes and the IRBs.

Senior Debt New Common Stock Distribution Amount	means 80% of the issued and outstanding New Common Stock (or 16,000,000 shares).

Senior Indentures	means (i) that certain indenture with respect to the Senior Notes dated as of December 14, 1998 among Resources, Holdings and the Bank of New York, as successor trustee to IBJ Schroeder Bank & Trust Company, as amended or supplemented, (ii) those certain indentures with respect to the IRBs, dated as of August 1, 1997 between the Debtors as guarantors and PNC Bank, N.A., as trustee, as amended thereafter to provide for J.P. Morgan Trust Company, National Association, successor by merger to Chase Manhattan Trust Company, National Association, as successor trustee, and (iii) that certain indenture with respect to the IRBs issued by Perry County, dated as of September 1, 1983 between the Mountain Coals Corporation as guarantor and Northern Trust Company as trustee.

Senior Indenture Trustees	means the trustees pursuant to the Senior Indentures.

Senior Notes	means the 10 1/2% Senior Notes Due 2005 issued by Resources and Holdings having an aggregate principal amount of $200 million and guaranteed by each of the other Debtors.

Subordinated Claims	means a Claim for principal and interest through the Petition Date under the Subordinated Notes.

Subordinated Indenture	means that certain indenture dated December 14, 1998 with respect to the Subordinated Notes, as amended by that certain First Supplemental Indenture dated July 16, 1999 between Resources and the guarantors named therein and State Street Bank and Trust Company as trustee.

Subordinated Indenture Trustee	means the trustee pursuant to the Subordinated Indenture.

Subordinated Notes	means the 11 1/2% Senior Subordinated Notes Due 2006 issued by Resources pursuant to the Subordinated Indenture having an aggregate principal amount of $150 million and guaranteed by each of the other Debtors.

Subordinated Note New Common Stock Distribution Amount	means 20% of the issued and outstanding New Common Stock (or 4,000,000 shares).

Trade Claim	means an Unsecured Claim for goods, materials or services provided to the Debtors or rendered to the Debtors in the ordinary course of business prior to the Petition Date. Trade Claims shall not include the Senior Debt Claims or the Subordinated Claims.

Voluntary Releasors	means any Holder of a Secured Bank Claim, Senior Debt Claim or Subordinated Claim who, by means of an election on a ballot in connection with the Plan, agrees to grant the releases described in section 11.8 hereof.

Voting Securities	means the Senior Notes, the IRBs and the Subordinated Notes.

           1.2      Interpretation; Application of Definitions and Rules of Construction.

          Unless otherwise specified, all section, schedule or exhibit references in the Plan are to the respective section in or schedule or exhibit to, the Plan, as the same may be amended, waived or modified from time to time. The words “herein,” “hereof,” “hereto,” “hereunder” and other words of similar import refer to the Plan as a whole and not to any particular section, subsection or clause contained in the Plan. A term used herein that is not defined herein shall have the meaning assigned to that term in the Bankruptcy Code. The rules of construction contained in section 102 of the Bankruptcy Code shall apply to the construction of the Plan. The headings in the Plan are for convenience of reference only and shall not limit or otherwise affect the provisions hereof.

Section 2      PROVISIONS FOR PAYMENT OF ADMINISTRATIVE EXPENSE CLAIMS AND PRIORITY TAX CLAIMS

           2.1      Administrative Expense Claims.

                All payments to professionals for compensation and reimbursement of expenses and all payments to reimburse expenses of members of the Creditors' Committee (if one is appointed) will be made in accordance with the procedures established by the Bankruptcy Code, the Bankruptcy Rules and the Bankruptcy Court relating to the payment of interim and final compensation and expenses. The Bankruptcy Court will review and determine all requests for compensation and reimbursement of expenses.

Subject to certain additional requirements for professionals and certain other entities set forth in this section, the Reorganized Debtors shall pay to each Holder of an Allowed Administrative Expense Claim, on account of its Administrative Expense Claim and in full satisfaction thereof, Cash equal to the amount of such Allowed Administrative Expense Claim on, or as soon as practicable after, the later of the Effective Date and the day on which such Claim becomes an Allowed Claim, unless the Holder and the Debtors or Reorganized Debtors, as the case may be, agree or shall have agreed to other treatment of such Claim, or an order of the Bankruptcy Court provides for other terms; provided, that if incurred in the ordinary course of business or otherwise assumed by the Debtors pursuant to the Plan (including Administrative Expense Claims of governmental units for taxes), an Allowed Administrative Expense Claim will be assumed on the Effective Date and paid, performed or settled by the Reorganized Debtors when due in accordance with the terms and conditions of the particular agreement(s) governing the obligation in the absence of the Bankruptcy Cases.

                The Postpetition Financing will be repaid in full in Cash on or prior to the Effective Date with the proceeds of the Exit Financing as described on Exhibit 4 hereto.

                In addition to the foregoing, section 503(b) of the Bankruptcy Code provides for payment of compensation to creditors, indenture trustees and other persons making a "substantial contribution" to a reorganization case, and to attorneys for and other professional advisors to such persons. The amounts, if any, which may be sought by entities for such compensation are not known by the Debtors at this time. Requests for compensation must be approved by the Bankruptcy Court after a hearing on notice at which the Debtors and other parties in interest may participate and, if appropriate, object to the allowance of any compensation and reimbursement of expenses.

           2.2      Priority Tax Claims.

                Priority Tax Claims are those Claims for taxes entitled to priority in payment under section 507(a)(8) of the Bankruptcy Code. Except to the extent that a holder of an Allowed Priority Tax Claim agrees to a different treatment of such Allowed Priority Tax Claim, Reorganized AEI shall, at its sole option, pay to each holder of an Allowed Priority Tax Claim either (i) Cash in an amount equal to such Allowed Priority Tax Claim on the later of the Effective Date and the date on which such Claim becomes an Allowed Priority Tax Claim, or as soon thereafter as is practicable, or (ii) deferred Cash payments, over a period not exceeding six years after the date of assessment of such Claim, of a value, as of the Effective Date, equal to the Allowed amount of such Claim. All Allowed Priority Tax Claims which are not due and payable on or before the Effective Date shall be paid in the ordinary course of business in accordance with the terms thereof or accorded such other treatment as may be permitted under section 1129(a)(9) of the Bankruptcy Code. The Debtors do not believe that there will be any Priority Tax Claims due and payable on the Effective Date.

Section 3      CLASSIFICATION OF CLAIMS AND EQUITY INTERESTS

          Claims against and Equity Interests in the Debtors are classified for all purposes, including voting, confirmation and distribution pursuant to the Plan as follows:

Class 1 - Priority Non-Tax Claims

Class 2 - Other Secured Claims

Class 3 - Secured Bank Claims

Class 4 - Senior Debt Claims

Class 5 - Other Unsecured Claims

Class 6 - Subordinated Claims

Class 7 - Penalty Claims

Class 8 - Old Common Stock Interests

Section 4      PROVISIONS FOR TREATMENT OF CLAIMS AND EQUITY INTERESTS

           4.1      Class 1 - Priority Non-Tax Claims.

                Class 1 consists of all Allowed Priority Non-Tax Claims. Class 1 is unimpaired. On the Effective Date, except to the extent that a holder of an Allowed Priority Non-Tax Claim agrees to a different treatment of such Allowed Priority Non-Tax Claim, each holder of an Allowed Priority Non-Tax Claim shall receive (i) Cash in the amount of such Allowed Priority Non-Tax Claim in accordance with section 1129(a)(9) of the Bankruptcy Code and/or (ii) such other treatment, as determined by the Bankruptcy Court, required to render such Claim unimpaired. All Allowed Priority Non-Tax Claims which are not due and payable on or before the Effective Date shall be paid in the ordinary course of business in accordance with the terms thereof.

           4.2      Class 2 - Other Secured Claims.

Class 2 consists of all Allowed Other Secured Claims. Class 2 is unimpaired. Each Allowed Claim in Class 2 will be treated as follows: (i) the Plan will leave unaltered the legal, equitable and contractual rights to which such Claim entitles the holder or (ii) notwithstanding any contractual provision or applicable law that entitles the holder of an Allowed Claim in Class 2 to demand or receive payment of such Claim prior to the stated maturity of such Claims from and after the occurrence of a default, such Allowed Claim in Class 2 will be reinstated and rendered unimpaired in accordance with section 1124(2) of the Bankruptcy Code.

           4.3      Class 3 - Secured Bank Claims.

                Class 3 consists of all Allowed Secured Bank Claims. The Secured Bank Claims shall be deemed Allowed Claims in the aggregate amount of $984,223,719 plus fees and expenses through the Petition Date (assumed to be February 25, 2002). Class 3 is impaired. On the Effective Date or as soon as practicable thereafter, each holder of Allowed Secured Bank Claims as of the Distribution Record Date will receive (a) its Ratable Proportion of (i) the New Senior Secured Term Notes, (ii) the New Senior Notes and (iii) Cash equal to the Bank Claim Cash Distribution Amount and (b) the releases set forth in Section 11.7 of the Plan. In addition, any letters of credit originally issued pursuant to the Credit Agreement which are outstanding as of the Effective Date shall be cancelled. The sum of (i) the principal amount of the New Senior Secured Term Notes, (ii) the principal amount of the New Senior Notes, (iii) the amount of the Bank Claim Cash Distribution Amount and (iv) the aggregate undrawn face amount of any letters of credit originally issued pursuant to the Credit Agreement which are outstanding on the Petition Date and that as of the Effective Date have been cancelled shall be equal to the Allowed Secured Bank Claims including interest in accordance with section 3.02(b) of the Credit Agreement through the actual Petition Date. In addition, during any period from the Petition Date through the Effective Date in which the Banks are paid current postpetition interest (as adequate protection or otherwise) at the non- default rate under the Credit Agreement (as opposed to the default rate set forth in section 3.02(b) of the Credit Agreement), each Holder of an Allowed Secured Bank Claim shall be entitled to retain such amounts; provided, however, each Holder of an Allowed Secured Bank Claim shall be entitled to interest on the Allowed Secured Bank Claim which shall accrue at the default rate (in accordance with section 3.02(b) of the Credit Agreement) during any period from the Petition Date through the Effective Date in which the Banks are not paid current postpetition interest (as adequate protection or otherwise).

           4.4      Class 4 - Senior Debt Claims.

                Class 4 consists of all Allowed Senior Debt Claims. Class 4 is impaired. On the Effective Date or as soon as practicable thereafter, each holder of an Allowed Senior Debt Claim as of the Distribution Record Date will receive (a) its Ratable Proportion of the Senior Debt New Common Stock Distribution Amount and (b) the releases set forth in Section 11.7 of the Plan. Any securities, notes, instruments or documents evidencing the Senior Debt Claims will be cancelled on the Effective Date.

                 To the extent, if any, that the classification and manner of satisfying Claims under the Plan does not take into consideration all contractual, legal and equitable subordination rights that holders of Allowed Senior Debt Claims may have against holders of Claims or Equity Interests with respect to distributions made pursuant to this Plan, each holder of an Allowed Senior Debt Claim shall be deemed, upon the Effective Date, to have waived all contractual, legal or equitable subordination rights that such holder might have, including, without limitation, any such rights arising out of the Senior Notes, the Subordinated Notes, the Senior Indenture or the Subordinated Indentures or otherwise.

                 The payments and distributions to be made under the Plan to holders of Senior Notes and IRBs shall be made to the respective Senior Indenture Trustee which shall transmit such payments and distributions to holders of such Allowed Senior Debt Claims. In addition, on the Effective Date, the Debtors shall pay to the Senior Indenture Trustees an amount equal to the reasonable fees and expenses incurred by the Senior Indenture Trustees on behalf of the holders of the Senior Notes and the IRBs during the period up to and including the Effective Date. In exchange, the Senior Indenture Trustees shall be deemed to have waived any entitlement to any lien, claim or interest granted under the Senior Indentures (including those interests described in the immediately preceding paragraph of this section) with respect to any distributions made to holders of Senior Debt Claims under the Plan.

           4.5      Class 5 - Other Unsec ured Claims

                 Class 5 consists of all Allowed Other Unsecured Claims. Class 5 is unimpaired. Each holder of an Allowed Other Unsecured Claim (other than Allowed Trade Claims), at the option of the Debtors, shall be accorded one of the following treatments: (i) payment by the Debtors in full in Cash the Allowed Amount of such Other Unsecured Claim in full satisfaction and discharge of such Claim, (ii) the Plan will leave unaltered the legal, equitable and contractual rights to which such Claim entitles the holder, (iii) treatment in accordance with an agreement between the Debtors and the Holder of such Claim or (iv) such other treatment which will render the Allowed Claim unimpaired.

                Notwithstanding the forgoing, each Allowed Trade Claim in Class 5 that has become due and payable on or before the Effective Date (unless previously paid) will be paid in full, in Cash (with interest, to the extent required by the Bankruptcy Court) on, or as soon as practicable after, the Effective Date, or at such other time as is mutually agreed upon by the Debtors and the holder of such Claim, or if not due and payable on the Effective Date, such Claim will be reinstated and paid in full in accordance with its terms or otherwise rendered unimpaired.

           4.6      Class 6 - Subordinated Claims.

                 Class 6 consists of all Allowed Subordinated Claims. Class 6 is impaired. On the Effective Date or as soon as practicable thereafter, each holder of an Allowed Subordinated Claim as of the Distribution Record Date will receive (a) its Ratable Proportion of the Subordinated Note New Common Stock Distribution Amount and (b) the releases set forth in Section 11.7 of the Plan. Any securities, notes, instruments or documents evidencing the Subordinated Claims will be cancelled on the Effective Date.

                 The payments and distributions to be made under the Plan to holders of Subordinated Notes shall be made to the Subordinated Indenture Trustee which shall transmit such payments and distributions to holders of such Allowed Subordinated Claims. In addition, on the Effective Date, the Debtors shall pay to the Subordinated Indenture Trustee an amount equal to the reasonable fees and expenses incurred by the Subordinated Indenture Trustee on behalf of the holders of the Subordinated Notes during the period up to and including the Effective Date. In exchange, the Subordinated Indenture Trustee shall be deemed to have waived any entitlement to any lien, claim or interest granted under the Subordinated Indenture (including those interests described in the immediately preceding paragraph of this section) with respect to any distributions made to holders of Subordinated Notes under the Plan.

           4.7      Class 7 - Penalty Claims

           Class 7 consists of all Allowed Penalty Claims. Class 7 is unimpaired. Each holder of an Allowed Penalty Claim, at the option of the Debtors, shall be accorded one of the following treatments: (i) payment by the Debtors in full in Cash the Allowed Amount of such Claim in full satisfaction and discharge of such Claim, (ii) the Plan will leave unaltered the legal, equitable and contractual rights to which such Claim entitles the holder, (iii) treatment in accordance with an agreement between the Debtors and the Holder of such Claim or (iv) such other treatment which will render the Allowed Claim unimpaired. The Debtors do not believe that there will be any Allowed Penalty Claims.

           4.8       Class 8 - Old Common Stock Interests.

          Class 8 consists of all Old Common Stock Interests. Class 8 is impaired. The Old Common Stock Interests will be cancelled on the Effective Date and no distribution will be made in respect thereof.

Section 5      IDENTIFICATION OF CLASSES OF CLAIMS AND INTERESTS IMPAIRED; ACCEPTANCE OR REJECTION OF THE PLAN

           5.1      Holders of Claims and Interests Entitled to Vote.

          Each of Class 3 (Secured Bank Claims), Class 4 (Senior Debt Claims), and Class 6 (Subordinated Claims) is impaired by the Plan and the holders of Allowed Claims in each of such Classes are entitled to vote to accept or reject the Plan.

           5.2      Holders of Claims and Equity Interests Not Entitled to Vote.

          Each of Class 1 (Priority Non-Tax Claims), Class 2 (Other Secured Claims), Class 5 (Other Unsecured Claims) and Class 7 (Penalty Claims) is unimpaired by the Plan and the holders of Claims or Interests in each of such Classes are conclusively presumed to have accepted the Plan and are not entitled to vote to accept or reject the Plan.

          Class 8 (Old Common Stock Interests) is impaired by the Plan and holders of Interests in Class 8 will receive no distribution in respect thereof. Class 8 is deemed to have rejected the Plan. Accordingly, holders of Equity Interests in Class 8 are not entitled to vote to accept or reject the Plan.

           5.3      Non-consensual confirmation

          If any impaired Class of Claims entitled to vote shall not accept the Plan by the requisite majorities provided in section 1126(c) of the Bankruptcy Code, or if any impaired Class of Claims or Equity Interests is deemed to reject the Plan, the Debtors reserve the right (a) to amend the Plan in accordance with section 13.2 hereof and/or (b) to undertake to have the Bankruptcy Court confirm the Plan under section 1129(b) of the Bankruptcy Code.

Section 6       MEANS OF IMPLEMENTATION

           6.1      Substantive Consolidation

          On the Effective Date, the Chapter 11 Cases shall be deemed to be substantively consolidated only for voting, confirmation and distributions under the Plan. The assets and liabilities of the Debtors shall be pooled and all Claims shall be satisfied from the assets of a single consolidated estate. Any Claims against one or more of the Debtors based upon a guaranty, indemnity, co-signature, surety or otherwise of Claims against another Debtor shall be treated as a single Claim against the consolidated estate of the Debtors and shall be entitled to distributions under the Plan only with respect to such single Claim.

          On the Effective Date, as part of such pooling, each of the Debtors shall be deemed to have fully and finally compromised and settled all Intercompany Claims. As a result of giving effect to such pooling of assets and liabilities and such compromise and settlement, all Intercompany Claims shall be treated as extinguished immediately upon the Effective Date and shall receive no distribution pursuant to this Plan.

          The pooling of assets and liabilities provided for under this Section 6.1 shall be only for purposes of voting, confirmation and distributions under this Plan. Nothing in this Plan or the Confirmation Order shall effect a merger or any other combination of any of the Debtors or any of the Reorganized Debtors.

           6.2      Termination of Subordination

          The classification and manner of satisfying all Claims and Equity Interests under the Plan and the distributions hereunder take into consideration all contractual, legal and equitable subordination rights, whether arising under any agreement, general principles of equitable subordination, section 510 of the Bankruptcy Code or otherwise, that a holder of a Claim or Equity Interest may have against another holder of a Claim or Equity Interest with respect to any distribution made pursuant to this Plan. The Plan incorporates a proposed compromise and settlement relating to the operation of the subordination provisions contained in the Subordinated Indenture. The provisions of the Plan relating to the distribution of New Common Stock to Holders of Senior Debt Claims (Class 4) and Subordinated Claims (Class 6) reflect this compromise and settlement which, upon the Effective Date, shall be binding upon the Debtors, all Creditors and all persons receiving any payments or other distributions under the Plan. On the Effective Date, all contractual, legal or equitable subordination rights that such holder may have with respect to any distribution to be made pursuant to this Plan shall be deemed to be waived, discharged and terminated, and all actions related to the enforcement of such subordination rights will be permanently enjoined. Accordingly, distributions pursuant to the Plan to holders of Allowed Claims and Allowed Equity Interests shall not be subject to payment to a beneficiary of such terminated subordination rights, or to levy, garnishment, attachment or other legal process by any beneficiary of such terminated subordination rights.

           6.3      Distributions.

          On the Effective Date or as soon as practicable thereafter, the Reorganized Debtors shall make or cause to be made to the holders of Allowed Claims the distributions of New Common Stock, New Senior Notes, New Senior Secured Term Notes and Cash as provided in Section 4 hereof. Disputed Claims shall be resolved in accordance with Section 8 hereof and, if a Disputed Claim becomes an Allowed Claim by Final Order, distributions shall be made on account of such Claim in accordance with Section 8.3 hereof.

           6.4      Issuance of New Securities.

          The issuance of the 20,000,000 shares of New Common Stock, New Senior Notes and the New Senior Secured Term Notes is hereby authorized without further act or action under applicable law, regulation, order or rule.

           6.5       Cash Payments by the Debtors.

          On the Effective Date, the Debtors shall pay holders of Allowed Claims such Cash as is necessary to make the Cash distributions and any other Cash payments required hereunder, including the Bank Claim Cash Distribution Amount.

           6.6      Exit Financing.

           The Debtors will obtain Exit Financing from Bankers Trust Company in accordance with the terms set forth on Exhibit 4 attached hereto and such financing will be otherwise reasonably acceptable to the Informal Noteholders’ Committee and the Bank Steering Committee.

           6.7      Cancellation of Existing Securities and Agreements.

          On the Effective Date, the Senior Notes, the Subordinated Notes, the Industrial Revenue Bonds, and any documents and instruments which evidence the Senior Debt Claims, the Subordinated Claims, any letters of credit issued by the Bank Agent pursuant to the Credit Agreement and the Old Common Stock Interests shall (a) be cancelled and (b) have no effect other than the right to participate in the distributions, if any, provided under the Plan in respect of such Claims and Old Common Stock Interests. Except for purposes of effectuating the distributions under the Plan on the Effective Date, the Senior Indentures and the Subordinated Indenture shall be cancelled. Except for purposes of effectuating the distributions under the Plan on the Effective Date, the Bank Credit Agreement (including all associated documents, agreements and claims in connection therewith or arising therefrom) shall be cancelled. Except as otherwise provided in the Plan, the Company, on the one hand, and the Senior Indenture Trustees or Subordinated Indenture Trustee, on the other hand, will be released from any and all obligations under the applicable Senior Indenture or Subordinated Indenture except with respect to the payments required to be made to each such Senior Indenture Trustee or Subordinated Indenture Trustee as provided in the Plan or with respect to such other rights of such Senior Indenture Trustee or Subordinated Indenture Trustee that, pursuant to the terms of such Senior Indenture or Subordinated Indenture, survive the termination of such Senior Indenture or Subordinated Indenture.

          Equity Interests in any of the Debtors other than Old Common Stock Interests shall not be affected by the Plan.

           6.8      Corporate Action.

           (a)      Board of Directors of Reorganized AEI and the Other Reorganized Debtors. On the Effective Date, the operation of Reorganized AEI shall become the general responsibility of its Board of Directors, subject to, and in accordance with, the Charter and by-laws of Reorganized AEI. The initial Board of Directors of Reorganized AEI shall consist of 5 members selected by the Informal Noteholders’ Committee. The initial members of the Board of Directors of Reorganized AEI shall be disclosed in the Disclosure Statement or such other filing as may be made with the Bankruptcy Court prior to the Confirmation Date. The directors of the Debtors immediately prior to the Effective Date shall resign as of the Effective Date and shall be replaced by the Board of Directors of Reorganized AEI.

           (b)      Officers of Reorganized AEI and the Other Reorganized Debtors. The initial officers of Reorganized AEI are or shall be disclosed in the Disclosure Statement or such other filing as may be made with the Bankruptcy Court prior to the Confirmation Date. The selection of officers of Reorganized AEI after the Effective Date shall be as provided in its Charter and by-laws.

           6.9      Restated Certificate of Incorporation.

          On the Effective Date, or as soon thereafter as is practicable, Reorganized AEI shall file with the Secretary of State of the State of Delaware in accordance with section 303 of the DGCL, the Charter which shall, among other things, prohibit Reorganized AEI from creating, designating, authorizing or causing to be issued any class or series of non-voting stock. On the Effective Date, the Charter shall automatically become effective, and all other matters provided under this Plan involving the corporate structure of Reorganized AEI, or corporate action by it, shall be deemed to have occurred and shall be in effect from and after the Effective Date pursuant to section 303 of the DGCL without any requirement of further action by the stockholders, the directors or the officers of Reorganized AEI.

           6.10      Other Effective Date Events.

          On the Effective Date, the following events will take place, or be deemed to take place, in the following order: (i) Resources will convert to a limited liability company (“Resources LLC”), Resources LLC will issue the New Senior Notes, the New Senior Secured Term Notes and the Bank Claim Cash Distribution Amount to the holders of the Secured Bank Claims in satisfaction of such Secured Bank Claims, and Reorganized AEI will simultaneously contribute New Common Stock to Resources LLC which will immediately transfer the New Common Stock to the Holders of the Subordinated Notes in exchange for the Subordinated Notes, which will be cancelled; (ii) Holdings will convert to a limited liability company (“Holdings LLC”), Reorganized AEI will contribute New Common Stock to Resources LLC which will immediately contribute the New Common Stock to Holdings LLC and Holdings LLC will immediately transfer the New Common Stock to the Holders of the Senior Notes in exchange for the Senior Notes, which will be cancelled; (iii) Reorganized AEI will contribute New Common Stock to Resources LLC which will immediately contribute a portion thereof to Zeigler Coal Holding Company (“Zeigler”) and a portion thereof to West Virginia-Indiana Coal Holding Company, Inc. which will immediately contribute the New Common Stock to Mountain Coals Corporation (“Mountain”), Zeigler and Mountain will immediately transfer the New Common Stock to the relevant port authority or municipality and the relevant port authority or municipality will immediately transfer the New Common Stock to the holders of the IRBs in exchange for the IRBs, which will be cancelled; and (iv) the Old Common Stock will be cancelled.

           6.11      Registration Rights Agreement

           As of the Effective Date, Reorganized AEI and certain holders of New Common Stock shall enter into that certain Registration Rights Agreement, the form of which is attached hereto as Exhibit “5,” and Reorganized Resources and certain holders of New Senior Notes shall enter into that certain Registration Rights Agreement, the form of which is attached hereto as Exhibit “6.”

           6.12      Compromise and Settlement with Larry Addington and Others

          As of the Effective Date, the Master Agreement attached hereto as Exhibit “7” shall have been executed by the parties thereto and the compromise and settlement embodied therein shall have been approved by the Bankruptcy Court.

           6.13      Resolution of Disputes as to Indenture Trustees' Fees and Expenses

          To the extent, after being furnished with normal supporting documents for such fees and expenses, the Reorganized Debtors dispute the reasonableness of any fees and expenses of the Senior Indenture Trustees or the Subordinated Indenture Trustee, the Reorganized Debtors will pay such fees and expenses as are not disputed, and will submit to the applicable Senior Indenture Trustee or Subordinated Indenture Trustee a written list of specific fees and expenses viewed by the Reorganized Debtors as not being reasonable. To the extent that the Reorganized Debtors and the applicable Senior Indenture Trustee or Subordinated Indenture Trustee are unable to resolve the dispute, the dispute will be resolved by the Bankruptcy Court. Pending the resolution of any such dispute by consent or by Final Order, an amount of cash equal to the disputed portion of the applicable Senior Indenture Trustee’s or Subordinated Indenture Trustee’s request for fees and expenses will be held in trust in one or more segregated bank accounts in the name of the applicable Disbursing Agent for the benefit of the applicable Senior Indenture Trustee or Subordinated Indenture Trustee, accounted for separately, and paid to the Senior Indenture Trustee or the Subordinated Indenture Trustee and/or returned to the Reorganized Debtors, as required by the agreement of the Reorganized Debtors and the Senior Indenture Trustee or Subordinated Indenture Trustee or Final Order, as the case may be. The Senior Indenture Trustees or the Subordinated Indenture Trustee will not attach or set off any of their fees and expenses against distributions to Holders of Senior Debt Claims or Subordinated Claims and will not otherwise withhold or delay any such distributions.

Section 7      PROVISIONS GOVERNING DISTRIBUTIONS

           7.1      Date of Distributions.

          Unless otherwise provided herein, any distributions and deliveries to be made hereunder shall be made on the Effective Date or as soon as practicable thereafter and deemed made on the Effective Date. In the event that any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, and if so completed shall be deemed to have been completed as of the required date.

           7.2      Disbursing Agent.

          Distributions to holders of Senior Notes and IRBs shall be made by their respective Senior Indenture Trustees as Disbursing Agents for such holders. Distributions to holders of Subordinated Notes shall be made by the Subordinated Indenture Trustee as Disbursing Agent for such holders. Distributions to Holders of Secured Bank Claims shall be made by the Bank Agent as Disbursing Agent for such holders. All other distributions under the Plan shall be made by Reorganized AEI as Disbursing Agent or such other entity designated by Reorganized AEI as a Disbursing Agent. A Disbursing Agent shall not be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court, and, in the event that a Disbursing Agent is so otherwise ordered, all costs and expenses of procuring any such bond or surety shall be borne by Reorganized AEI.

           7.3      Surrender of Instruments.

          As a condition to receiving any distribution under the Plan each holder of a Senior Note, Subordinated Note or IRB must surrender such Senior Note, Subordinated Note or IRB to the appropriate Disbursing Agent. Any holder of a Senior Note, Subordinated Note or IRB that fails to (a) surrender such instrument or (b) execute and deliver an affidavit of loss and/or indemnity reasonably satisfactory to Reorganized AEI and, if so requested, furnish a bond in form, substance, and amount reasonably satisfactory to Reorganized AEI before the first anniversary of the Effective Date shall be deemed to have forfeited all rights and claims and may not participate in any distribution under the Plan.

          The mechanism by which Holders of Allowed Claims in Class 4 or 6 surrender their Voting Securities and exchange such Voting Securities for New Common Stock shall be determined based upon the manner in which the Voting Securities were issued and the mode in which they are held, as set forth below.

           (i)           Voting Securities Held in Book-Entry Form

          Voting Securities held in book-entry form through bank and broker nominee accounts shall be mandatorily exchanged for the New Common Stock through the facilities of such nominees and the systems of the applicable securities depository or the Depository Trust Company (“DTC”).

           (ii)           Voting Securities in Physical, Registered, Certificated Form

          Each Holder of Voting Securities in physical, registered, certificated form will be required, promptly after the Confirmation Date, to deliver its physical certificates (the “Tendered Certificates”) to the Disbursing Agent, accompanied by a properly executed letter of transmittal, to be distributed by the Disbursing Agent promptly after the Confirmation Date and containing such representations and warranties as are described in the Disclosure Statement (a “Letter of Transmittal”).

          Any New Common Stock to be distributed pursuant to this Plan on account of any Allowed Claim in Class 4 or 6 represented by a Voting Security held in physical, registered, certificated form shall, pending such surrender, be treated as an undeliverable distribution pursuant to Section 7.5 below.

          Signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution (as defined below), unless the Voting Securities tendered pursuant thereto are tendered for the account of an Eligible Institution. If signatures on a Letter of Transmittal are required to be guaranteed, such guarantees must be by a member firm of a registered national securities exchange in the United States, a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or a correspondent in the United States (each of which is an “Eligible Institution”). If Voting Securities are registered in the name of a Person other than the Person signing the Letter of Transmittal, the Voting Securities, in order to be tendered validly, must be endorsed or accompanied by a properly completed power of authority, with signature guaranteed by an Eligible Institution.

          All questions as to the validity, form, eligibility (including time of receipt), and acceptance of Letters of Transmittal and Tendered Certificates will be resolved by the applicable Disbursing Agent, whose determination shall be final and binding, subject only to review by the Bankruptcy Court upon application with due notice to any affected parties in interest. AEI reserves the right, on behalf of itself and the Disbursing Agent, to reject any and all Letters of Transmittal and Tendered Certificates not in proper form, or Letters of Transmittal and Tendered Certificates, the Disbursing Agent’s acceptance of which would, in the opinion of the Disbursing Agent or its counsel, be unlawful.

           (iii)          Voting Securities in Bearer Form Held Through a Broker or Bank Participant in DTC

          Voting Securities held in bearer form through a broker or bank participant in DTC shall be mandatorily exchanged for the New Common Stock through the facilities of such nominees and the securities depository holding such Voting Securities on behalf of the broker or bank.

           (iv)            Delivery of New Common Stock in Exchange for Voting Securities.

          On the Effective Date, Reorganized AEI or the Disbursing Agent shall issue and authenticate the New Common Stock, and shall apply to DTC to make the New Common Stock eligible for deposit at DTC. With respect to Holders of Voting Securities who hold such Voting Securities through nominee accounts at bank and broker participants in DTC, the Disbursing Agent shall deliver the New Common Stock to DTC or to the registered address specified by DTC. DTC (or its depositary) shall return the applicable Voting Securities to the Disbursing Agent for cancellation.

          The Disbursing Agent will request that DTC effect a mandatory exchange of the applicable Voting Securities for the New Common Stock by crediting the accounts of its participants with the New Common Stock in exchange for the Voting Securities. On the effective date of such exchange, each DTC participant will effect a similar exchange for accounts of the beneficial owners holding Voting Securities through such firms. Neither the Reorganized Company nor the Disbursing Agent shall have any responsibility or liability in connection with DTC’s or such participants’ effecting, or failure to effect, such exchanges.

          Holders of Voting Securities holding such Voting Securities outside DTC will be required to surrender their Voting Securities by delivering them to the Disbursing Agent, along with properly executed Letters of Transmittal (as described above in Section 7.3(ii)). The Disbursing Agent shall forward New Common Stock on account of such Voting Securities to such Holders.

           7.4       Delivery of Distributions.

          Subject to Bankruptcy Rule 9010, all distributions to any holder of an Allowed Claim shall be made at the address of such holder as set forth on the books and records of the Debtors or their agents, unless the Debtors have been notified in writing of a change of address. In the event that any distribution to any holder is returned as undeliverable, the appropriate Disbursing Agent shall use reasonable efforts to determine the current address of such holder, but no distribution to such holder shall be made unless and until the appropriate Disbursing Agent has determined the then current address of such holder, at which time such distribution shall be made to such holder without interest; provided that such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of one year from the Effective Date. After such date, all unclaimed property or interest in property shall revert to the Reorganized Debtors, and the claim of any other holder to such property or interest in property shall be discharged and forever barred.

           7.5      Manner of Payment Under the Plan.

          At the option of the appropriate Disbursing Agent, any Cash payment to be made hereunder may be made by a check or wire transfer or as otherwise required or provided in applicable agreements; provided however that the Bank Claim Cash Distribution Amount shall be made by wire transfer to the Bank Agent on behalf of the holders of the Allowed Secured Bank Claims.

           7.6      Fractional Shares.

          No fractional shares of New Common Stock shall be distributed. When any distribution pursuant to the Plan on account of an Allowed Claim would otherwise result in the issuance of New Common Stock that is not a whole number of shares, the actual distribution of New Common Stock shall be rounded as follows: (i) fractions of ½ or greater shall be rounded to the next higher whole number of shares; and (ii) fractions of less than ½ shall be rounded to the next lower whole number of shares. The total number of shares of New Common Stock to be distributed to a Class of Claims will be adjusted as necessary to account for the rounding provided for in this section. No consideration will be provided in lieu of fractional shares that are rounded down.

           7.7      Fractional Notes.

          No fractional New Senior Secured Term Notes and/or New Senior Notes, or Cash in lieu thereof, shall be distributed under the Plan. When any distribution pursuant to the Plan on account of an Allowed Claim would otherwise result in the issuance of New Senior Secured Term Notes and/or New Senior Notes that is not in a denomination of $1,000, the actual distribution of New Senior Secured Term Notes and/or New Senior Notes shall be rounded as follows: (i) fractions of 1/2 or greater shall be rounded to the next higher $1,000 denomination; and (ii) fractions of less than 1/2 shall be rounded to the next lower $1,000 denomination. The total amount of New Senior Secured Term Notes and/or New Senior Notes to be distributed to holders of Allowed Claims shall be adjusted as necessary to account for the rounding provided in this Section 7.7.

           7.8      Setoffs and Recoupment.

          The Debtors may, but shall not be required to, set off against, or recoup from, any Claim and the payments to be made pursuant to the Plan in respect of such Claim, any claims of any nature whatsoever that the Debtors may have against the claimant, but neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtors of any such claim it may have against such claimant.

           7.9      Distributions After Effective Date.

          Distributions made after the Effective Date to holders of Disputed Claims that are not Allowed Claims as of the Effective Date but which later become Allowed Claims shall be deemed to have been made on the Effective Date.

           7.10      Rights and Powers of Disbursing Agent.

           (a)      Powers of the Disbursing Agent. Each Disbursing Agent shall be empowered to (i) effect all actions and execute all agreements, instruments and other documents necessary to perform its duties under the Plan, (ii) make all distributions contemplated hereby, (iii) employ professionals to represent it with respect to its responsibilities and (iv) exercise such other powers as may be vested in the Disbursing Agent by order of the Bankruptcy Court, pursuant to the Plan, or as deemed by the Disbursing Agent to be necessary and proper to implement the provisions hereof.

           (b)      Expenses Incurred on or After the Effective Date. Except as otherwise ordered by the Bankruptcy Court, the amount of any reasonable fees and expenses incurred by a Disbursing Agent on or after the Effective Date (including, without limitation, taxes) and any reasonable compensation and expense reimbursement claims (including, without limitation, reasonable attorney fees and expenses) made by the Disbursing Agent shall be paid in Cash by Reorganized AEI.

           7.11      Exculpation.

          The Debtors, the Reorganized Debtors, the Banks, the Bank Agent, each of the members of the Informal Noteholders’ Committee and the Bank Steering Committee, the Disbursing Agents, the holders of Old Common Stock Interests and their respective members, partners, officers, directors, employees and agents (including any attorneys, financial advisors, investment bankers and other professionals retained by such persons) shall have no liability to any person for any act or omission in connection with, or arising out of, the Disclosure Statement, the Plan, the solicitation of votes for and the pursuit of confirmation of the Plan, the formulation, preparation, implementation or consummation of the Plan, the administration of the Plan or the property to be distributed under the Plan or the Chapter 11 Cases or any contract, instrument, release or other agreement or document created or entered into in connection with the Plan, or any other act taken or omitted to be taken in connection with the Chapter 11 Cases, except for willful misconduct or gross negligence as determined by a Final Order after exhaustion of all rights of appeal, reconsideration or rehearing and, in all respects, shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan and the Chapter 11 Cases.

           7.12      Retention of Ballots

          Each custodian bank, agent, broker, or other nominee for voting on behalf of beneficial owners of Voting Securities or registered holders who are beneficial owners of Voting Securities shall retain all ballots for possible inspection for a period of at least six years following the Effective Date.

Section 8      PROCEDURES FOR TREATING DISPUTED CLAIMS UNDER THE PLAN

           8.1      Disputed Claims Process.

           (a)      Holders of Claims and Interests need not file proofs of claim or proofs of interest with the Bankruptcy Court and shall be subject to the Bankruptcy Court process only to the extent provided in the Plan or by Order of the Bankruptcy Court. (The only claims for which the Debtors currently intend to ask the Bankruptcy Court to set a deadline for filing proofs of claim are Rejection Claims.) If any of the Debtors disputes any Claim, such dispute shall be determined, resolved or adjusted, as the case may be, under applicable law, and such claim shall survive the Effective Date to the extent that such Claim has not been Allowed and has not received the treatment afforded the Class of Claims in which such Claim is classified under this Plan on or before the Effective Date.

           (b)      Except insofar as a Claim or Interest is Allowed hereunder, the Debtors or the Reorganized Debtors shall be entitled and reserve the right to object to Claims and Interests. Except as to applications for allowances of compensation and reimbursement of expenses under sections 330 and 503 of the Bankruptcy Code, the Debtors or the Reorganized Debtors shall have the exclusive right to make and file objections to Administrative Expense Claims or Claims subsequent to the Confirmation Date. All objections shall be litigated to Final Order; provided, however, that the Reorganized Debtors shall have the authority to compromise, settle, otherwise resolve or withdraw any objections, without approval of the Bankruptcy Court. Unless otherwise ordered by the Bankruptcy Court, the Debtors or the Reorganized Debtors shall file all objections to Administrative Expense Claims or Claims that are the subject of proofs of claim or requests for payment filed with the Bankruptcy Court (other than applications for allowances of compensation and reimbursement of expenses) and serve such objections upon the holders of the Administrative Expense Claims or Claims as to which the objections are made as soon as is practicable, but in no event later than (a) ninety (90) days after the Effective Date or the date on which a proof of claim or request for payment is filed with the Bankruptcy Court or (b) such later date as may be approved by the Bankruptcy Court.

           8.2      No Distributions Pending Allowance.

          Notwithstanding any other provision hereof, if any portion of a Claim is a Disputed Claim, no payment or distribution provided hereunder shall be made on account of such Claim unless and until such Disputed Claim becomes an Allowed Claim.

           8.3      Distributions After Allowance.

          To the extent that a Disputed Claim ultimately becomes an Allowed Claim, a distribution shall be made to the holder of such Allowed Claim in accordance with the provisions of the Plan. As soon as practicable after the date that the order or judgment of the Bankruptcy Court allowing any Disputed Claim becomes a Final Order, the applicable Disbursing Agent shall provide to the holder of such Claim the distribution to which such holder is entitled under the Plan as if the Disputed Claim had been an Allowed Claim on or prior to the Effective Date, without any post-Effective Date interest thereon.

Section 9       PROVISIONS GOVERNING EXECUTORY CONTRACTS AND UNEXPIRED LEASES

           9.1      Assumption or Rejection of Contracts and Leases.

          This Plan constitutes a motion by the Debtors to assume, as of the Effective Date, all executory contracts and unexpired leases to which any of the Debtors is a party, except for an executory contract or unexpired lease that (a) has been assumed or rejected pursuant to Final Order of the Bankruptcy Court, (b) is included on the Contract Rejection Schedule or (c) is the subject of a separate motion filed under section 365 of the Bankruptcy Code by the Debtors prior to the filing of the Contract Rejection Schedule. With respect to the executory contracts and unexpired leases set forth in Exhibit A to the Termination Rights Agreement, attached to and made part of the Master Agreement attached as Exhibit 7 hereto, this Plan constitutes a motion by the Debtors to assume, as of the Effective Date, such contracts and leases as amended by the Termination Rights Agreement attached to and made part of the Master Agreement. For purposes hereof, each executory contract and unexpired lease listed on the Contract Rejection Schedule that relates to the use or occupancy of real property shall include (i) modifications, amendments, supplements, restatements, or other agreements made directly or indirectly by any agreement, instrument, or other document that in any manner affects such executory contract or unexpired lease, without regard to whether such agreement, instrument or other document is listed on the Contract Rejection Schedule and (ii) executory contracts or unexpired leases appurtenant to the premises listed on the Contract Rejection Schedule including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, powers, uses, usufructs, reciprocal easement agreements, vault, tunnel or bridge agreements or franchises, and any other interests in real estate or rights in rem relating to such premises to the extent any of the foregoing are executory contracts or unexpired leases, unless any of the foregoing agreements is assumed.

           9.2      Cure of Defaults in Connection with Assumption

          Any monetary amounts by which each executory contract and unexpired lease to be assumed pursuant to the Plan is in default will be satisfied, pursuant to Section 365(b)(l) of the Bankruptcy Code, at the option of the Debtors or Reorganized Debtors, as the case may be: (a) by payment of the cure amount in Cash on the Effective Date or as soon as practicable thereafter; or (b) on such other terms as are agreed to by the parties to such executory contract or unexpired lease.

          If there is a dispute regarding: (i) the amount of any cure payments; (ii) the ability of the Reorganized Debtors to provide “adequate assurance of future performance” (within the meaning of Section 365 of the Bankruptcy Code) under the contract or lease to be assumed; or (iii) any other matter pertaining to assumption, the cure payments required by Section 365(b)(l) of the Bankruptcy Code will be made following the entry of a Final Order resolving the dispute and approving the assumption.

           9.3      Amendments to Schedule; Effect of Amendments.

          Pursuant to the Plan, the Debtors shall assume each of the executory contracts and unexpired leases except as provided for in Section 9.1 hereto; provided, that the Debtors may at any time on or before the first Business Day before the date of the commencement of the Confirmation Hearing amend the Contract Rejection Schedule to delete or add any executory contract or unexpired lease thereto, in which event such executory contract or unexpired lease shall be deemed to be, respectively, assumed and, if applicable, assigned as provided therein, or rejected. The Debtors shall provide notice of any amendments to the Contract Rejection Schedule to the parties to the executory contracts or unexpired leases affected thereby, the Bank Steering Committee and the Informal Noteholders’ Committee. The fact that any contract or lease is scheduled on the Contract Rejection Schedule shall not constitute or be construed to constitute an admission by the Debtors that the Debtors have any liability thereunder.

           9.4      Bar to Rejection Damage Claims.

          In the event that the rejection of an executory contract or unexpired lease by the Debtors results in damages to the other party or parties to such contract or lease, a Claim for such damages, if not heretofore evidenced by a filed proof of claim, shall be forever barred and shall not be enforceable against the Debtors, or their properties or interests in property as agents, successors, or assigns, unless a proof of claim is filed with the Bankruptcy Court and served upon counsel for the Debtors on or before 30 days after the entry of an order by the Bankruptcy Court, which may be the Confirmation Order, authorizing rejection of a particular executory contract or lease.

           9.5      Indemnification Obligations.

                The obligations of the Debtors pursuant to, or under their, certificates or articles of incorporation, by-laws, contract, applicable state law or otherwise to indemnify their directors and officers who were or are directors or officers, respectively, shall be deemed to be, and shall be treated as though they are, executory contracts that are assumed under the Plan.

Section 10      CONDITIONS PRECEDENT TO CONFIRMATION DATE AND EFFECTIVE DATE

           10.1      Conditions to Confirmation Date.

          The Plan shall not be confirmed by the Bankruptcy Court unless and until the following conditions shall have been satisfied or waived pursuant to Section 10.3 of the Plan:

           (a)      The class of holders of Secured Bank Claims (Class 3) and Senior Debt Claims (Class 4) shall have voted to accept the Plan by the requisite majorities provided in Section 1126(c) of the Bankruptcy Code;

           (b)      All exhibits to the Plan shall be in form and substance reasonably satisfactory to the Bank Steering Committee and the Informal Noteholders’ Committee and shall be filed with the Bankruptcy Court prior to the Confirmation Hearing;

           (c)      All agreements, instruments or other documents necessary to implement the terms and provisions hereof shall be in form and substance reasonably satisfactory to the Bank Steering Committee (with the exception of the Certificates of Incorporation of the Reorganized Debtors, the bylaws of the Reorganized Debtors and the registration rights agreement regarding the New Common Stock) and shall be filed with the Bankruptcy Court prior to the Confirmation Hearing;

           (d)      All agreements, instruments or other documents necessary to implement the terms and provisions hereof shall be in form and substance reasonably satisfactory to the Informal Noteholders’ Committee and shall be filed with the Bankruptcy Court prior to the Confirmation Hearing;

           (e)      No material adverse effect on the business, assets, operations, property, condition (financial or otherwise) or prospects of the Debtors shall have occurred or be continuing;

           (f)      One or more financial institutions acceptable to the Bank Steering Committee, the Informal Noteholders’ Committee and the Debtors shall have agreed to provide the Exit Facility, on terms acceptable to the Bank Steering Committee and the Informal Noteholders’ Committee.

           10.2      Conditions Precedent to Effective Date of the Plan.

          The occurrence of the Effective Date of the Plan is subject to satisfaction of the following conditions precedent:

           (a)      The Confirmation Order, in form and substance reasonably acceptable to the Debtors, the Bank Steering Committee and the Informal Noteholders’ Committee, shall have been entered by the Clerk of the Bankruptcy Court and such Order shall have become a Final Order.

           (b)      All other actions and all agreements, instruments or other documents (in form and substance reasonably satisfactory to the Bank Steering Committee and the Informal Noteholders’ Committee) necessary to implement the terms and provisions hereof shall have been effected, including the payments set forth in Section 6.5 hereof.

           (c)      The statutory fees owing to the United States Trustee shall have been paid in full.

           (d)      Any alteration or interpretation of any term or provision of the Plan by the Bankruptcy Court pursuant to Section 13.2 of the Plan shall be reasonably acceptable to the Debtors, the Bank Steering Committee and the Informal Noteholders’ Committee.

           (e)      The Debtors shall have received all authorizations, consents, regulatory approvals that are determined to be necessary to implement the Plan.

           (f)      The Effective Date shall have occurred on or before June 1, 2002.

          (g)      The Master Agreement attached hereto as Exhibit 7 shall have been executed by the parties thereto and approved by order of the Bankruptcy Court, which may be the Confirmation Order.

          (h)      All letters of credit originally issued under the Credit Agreement which are outstanding as of the Effective Date shall be cancelled on terms reasonably satisfactory to the Bank Agent.

           10.3      Waiver of Conditions Precedent.

          Each of the conditions precedent in Section 10.1 and 10.2 hereof other than Section 10.2(c), 10.2(g) and 10.2(h) may be waived, in whole or in part, by the Debtors, with the prior written consent of the Bank Steering Committee and an Informal Noteholders’ Committee Majority. The condition precedent in Section 10.2(g) may be waived by the Debtors and the parties to the Master Agreement. The condition precedent in Section 10.2(h) may be waived by the Debtors and the Bank Agent. Any such waivers of a condition precedent in Section 10.1 and 10.2 hereof may be effected at any time, without notice, without leave or order of the Bankruptcy Court and without any formal action (other than by the Debtors, the Bank Steering Committee and the Informal Noteholders’ Committee or, in the case of Section 10.2(g), the parties to the Master Agreement, or, in the case of Section 10.2(h), the Bank Agent).

           10.4      Effect of Failure of Conditions.

          In the event that one or more of the conditions specified in Section 10.2 of the Plan have not occurred on or before 60 days after the Confirmation Date or have not been waived pursuant to Section 10.3 hereof, (a) the Confirmation Order shall be vacated, (b) no distributions under the Plan shall be made, (c) the Debtors and all holders of Claims and Equity Interests shall be restored to the status quo ante as of the day immediately preceding the Confirmation Date as though the Confirmation Date never occurred and (d) the Debtors’ obligations with respect to Claims and Equity Interests shall remain unchanged and nothing contained herein shall constitute or be deemed a waiver or release of any Claims or Equity Interests by or against the Debtors or any other Person or to prejudice in any manner the rights of the Debtors or any person in any further proceeding involving the Debtors.

Section 11       EFFECT OF CONFIRMATION

           11.1      Vesting of Assets.

          On the Effective Date, the Debtors, their properties and interests in property and their operations shall be released from the custody and jurisdiction of the Bankruptcy Court, and the estates of the Debtors shall vest in the Reorganized Debtors. From and after the Effective Date, the Reorganized Debtors may operate their businesses and may use, acquire and dispose of property free of any restrictions of the Bankruptcy Code or the Bankruptcy Rules, subject to the terms and conditions of the Plan.

           11.2      Binding Effect.

          Except as otherwise provided in section 1141(d)(3) of the Bankruptcy Code and subject to the occurrence of the Effective Date, on and after the Confirmation Date, the provisions of the Plan shall bind any holder of a Claim against, or Equity Interest in, the Debtors and such holder’s respective successors and assigns, whether or not the Claim or Equity Interest of such holder is impaired under the Plan and whether or not such holder has accepted the Plan.

           11.3      Discharge of Debtors.

          Except to the extent otherwise provided herein, the treatment of all Claims against or Equity Interests in the Debtors hereunder shall be in exchange for and in complete satisfaction, discharge and release of all (a) Claims against or Equity Interests in the Debtors of any nature whatsoever, known or unknown, including, without limitation, any interest accrued or expenses incurred thereon from and after the Petition Date, and (b) all Claims against and interests in the Debtors’ estates or properties or interests in property. Except as otherwise provided herein, upon the Effective Date, all Claims against and Equity Interests in the Debtors will be satisfied, discharged and released in full exchange for the consideration provided hereunder. Except as otherwise provided herein, all entities shall be precluded from asserting against the Debtors or Reorganized Debtors or their respective properties or interests in property any other Claims based upon any act or omission, transaction or other activity of any kind or nature that occurred prior to the Effective Date.

           11.4      Term of Injunctions or Stays.

          Unless otherwise provided, all injunctions or stays arising under or entered during the Chapter 11 Cases under section 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the Effective Date.

           11.5      Indemnification Obligations.

          Subject to the occurrence of the Effective Date, the obligations of the Debtors, only to the extent permitted under the laws of the State of Delaware (or other applicable state), to indemnify, defend or reimburse directors or officers who were or are directors or officers of the Debtors, respectively, against any claims or causes of action as provided in the Debtors’ certificates of incorporation, by-laws, applicable state law or contract shall survive confirmation of the Plan, remain unaffected thereby and not be discharged.

           11.6      Company Releases.

          On the Effective Date, the Debtors and the Reorganized Debtors will release the present and former officers and directors of the Debtors and the holders of Old Common Stock (and all persons who served as management for Holders of Old Common Stock), and each of their respective officers, directors, employees, attorneys, financial advisors, accountants, and agents from any and all claims, obligations, suits, judgments, damages, rights, causes of action and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, based in whole or in part upon any action or omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to such officers and directors (in their capacity as officers and directors), the Debtors, the holders of Old Common Stock, the Chapter 11 Cases, the Plan, the Credit Agreement or any document or agreement related thereto, the Secured Bank Claims, the IRBs, the Other Unsecured Claims, the Senior Notes, the Subordinated Notes, the Senior Indentures, the Subordinated Indentures, the Senior Debt Claims or the Subordinated Claims or any document or agreement related thereto, or any Bank’s loan relationship relating to the Credit Agreement or DIP Facility, as the case may be, with the Debtors. Such release will be effective notwithstanding that any person or entity may hereafter discover facts in addition to, or different from, those which that party now knows or believes to be true, and without regard to the subsequent discovery or existence of such different or additional facts, and the Debtors and the Reorganized Debtors are hereby expressly deemed to have waived any and all rights that they may have under any statute or common law principle which would limit the effect of the foregoing release, waiver and discharge to those claims actually known or suspected to exist on the Effective Date.

           11.7      Release of Lender Releasees.

          As of the Effective Date, the Debtors, on behalf of themselves and all of their successors and assigns, each of the Debtors’ estates, the officers and directors of the Debtors and the holders of Old Common Stock (including in their capacity as former officers and directors) (collectively, including the Debtors and their estates, the “Releasing Parties”) shall forever release, waive and discharge each of the Lender Releasees from any and all Claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action, liabilities, rights of contribution and rights of indemnification, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, forseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise (collectively, “Released Claims”), that are based in whole or in part on any act, omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to the Lender Releasees, the Releasing Parties, Chapter 11 Cases, the Plan, the Credit Agreement or any document or agreement related thereto, the Secured Bank Claims, the IRBs, the Other Unsecured Claims, the Senior Notes, the Subordinated Notes, the Senior Indentures, the Subordinated Indentures, the Senior Debt Claims or the Subordinated Claims or any document or agreement related thereto, or any Bank’s loan relationship relating to the Credit Agreement or DIP Facility, as the case may be, with the Debtors, which any Releasing Party has, had or may have against a Lender Releasee. Such release will be effective notwithstanding that any Releasing Party or other person or entity may hereafter discover facts in addition to, or different from, those which that party now knows or believes to be true, and without regard to the subsequent discovery or existence of such different or additional facts, and the Releasing Parties are hereby expressly deemed to have waived any and all rights that they may have under any statute or common law principle which would limit the effect of the foregoing release, waiver and discharge to those Released Claims actually known or suspected to exist on the Effective Date.

           11.8      Voluntary Releases

          On the Effective Date, the Voluntary Releasors shall be deemed to release the officers and directors of the Debtors and the holders of Old Common Stock (including in their capacity as former officers and directors) (and all persons who served as management for Holders of Old Common Stock), and each of their respective officers, directors, employees, attorneys, financial advisors, accountants and agents from any and all claims, obligations, suits, judgments, damages, rights, causes of action and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, based in whole or in part upon any action or omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to such officers and directors (in their capacity as officers and directors), the Debtors, the holders of Old Common Stock, the Chapter 11 Cases, the Plan, the Credit Agreement or any document or agreement related thereto, the Secured Bank Claims, the IRBs, the Other Unsecured Claims, the Senior Notes, the Subordinated Notes, the Senior Indentures, the Subordinated Indentures, the Senior Debt Claims or the Subordinated Claims or any document or agreement related thereto, or any Bank’s loan relationship relating to the Credit Agreement or DIP Facility, as the case may be, with the Debtors. Such release will be effective notwithstanding that any person or entity may hereafter discover facts in addition to, or different from, those which that party now knows or believes to be true, and without regard to the subsequent discovery or existence of such different or additional facts, and the Voluntary Releasors are hereby expressly deemed to have waived any and all rights that they may have under any statute or common law principle which would limit the effect of the foregoing release, waiver and discharge to those claims actually known or suspected to exist on the Effective Date.

           11.9      Committees

          From the Confirmation Date up to and including the Effective Date, the members of the Creditors’ Committee, if any, appointed pursuant to section 1102 of the Bankruptcy Code and their duly appointed successors shall continue to serve. On the Effective Date, the Creditors’ Committee shall be dissolved and the members thereof and the professionals retained by the Creditors’ Committee in accordance with section 1103 of the Bankruptcy Code shall be released and discharged from their respective fiduciary obligations.

Section 12       RETENTION OF JURISDICTION

          The Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of, or related to, the Chapter 11 Cases and the Plan pursuant to, and for the purposes of, sections 105(a) and 1142 of the Bankruptcy Code and for, among other things, the following purposes:

           (a)      To hear and determine pending applications for the assumption or rejection of executory contracts or unexpired leases and the allowance of Claims resulting therefrom.

           (b)       To determine any and all adversary proceedings, applications and contested matters.

           (c)       To ensure that distributions to holders of Allowed Claims and Allowed Equity Interests are accomplished as provided herein.

           (d)       To hear and determine any timely objections to Administrative Expense Claims or to Claims and Equity Interests, including, without limitation, any objections to the classification of any Claim or Equity Interest, and to allow or disallow any Disputed Claim or Disputed Equity Interest, in whole or in part.

           (e)       To enter and implement such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, revoked, modified or vacated.

           (f)       To issue such orders in aid of execution of the Plan, to the extent authorized by section 1142 of the Bankruptcy Code.

           (g)       To consider any amendments to or modifications of the Plan, or to cure any defect or omission, or reconcile any inconsistency, in any order of the Bankruptcy Court, including, without limitation, the Confirmation Order.

           (h)       To hear and determine all applications under sections 330, 33l and 503(b) of the Bankruptcy Code for awards of compensation for services rendered and reimbursement of expenses incurred prior to the Confirmation Date.

           (i)       To hear and determine disputes arising in connection with the interpretation, implementation or enforcement of the Plan, the Confirmation Order, any transactions or payments contemplated hereby or any agreement, instrument or other document governing or relating to any of the foregoing.

           (j)       To hear and determine matters concerning state, local and federal taxes in accordance with sections 346, 505 and 1146 of the Bankruptcy Code.

           (k)       To hear any other matter not inconsistent with the Bankruptcy Code.

           (l)       To hear and determine all disputes involving the existence, scope and nature of the discharges granted under section 11.3 hereof

           (m)       To issue injunctions and effect any other actions that may be necessary or desirable to restrain interference by any entity with the consummation or implementation of the Plan.

           (n)       To recover all assets of the Debtors and property of the Debtors' estates, wherever located.

           (o)       To enter a final decree closing the Chapter 11 Cases.

Section 13       MISCELLANEOUS PROVISIONS

           13.1      Payment of Statutory Fees.

          All fees payable under section 1930, chapter 123, title 28, United States Code, as determined by the Bankruptcy Court at the Confirmation Hearing, shall be paid on the Effective Date. Any such fees accrued after the Effective Date will constitute an Allowed Administrative Expense Claim and be treated in accordance with Section 2.1 hereof.

           13.2      Modification of Plan.

          Subject to the limitations contained herein, (1) the Debtors reserve the right, in accordance with the Bankruptcy Code and the Bankruptcy Rules, to amend or modify the Plan prior to the entry of the Confirmation Order and (2) after the entry of the Confirmation Order, the Reorganized Debtors may, upon order of the Bankruptcy Court, amend or modify the Plan, in accordance with Section 1127(b) of the Bankruptcy Code, or remedy any defect of omission or reconcile any inconsistency in the Plan in such manner as may be necessary to carry out the purpose and intent of the Plan; provided, however, that the Debtors may make a material amendment of or modification to the Plan only with the approval of Holders of a majority in Claim amount in each Class entitled to vote to accept or reject the Plan.

           13.3      Section 1146 Exemption.

          Pursuant to Section 1146(c) of the Bankruptcy Code, the issuance, transfer or exchange of notes or issuance of debt or equity securities under the Plan, the creation of any mortgage, deed or trust or other security interest, the making or assignment of any lease or sublease, or the making or delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with the Plan, including, without limitation, the Exit Financing and the collateral therefor, any merger agreements or agreements of consolidation, deeds, bills of sale or assignments executed in connection with any of the transactions contemplated under the Plan, shall not be subject to any stamp, real estate transfer, mortgage recording, sales or other similar tax. All sale transactions consummated by the Debtors and approved by the Bankruptcy Court on and after the Petition Date through and including the Effective Date, including, without limitation, the sales, if any, by the Debtors of owned property or assets pursuant to Section 363(b) of the Bankruptcy Code and the assumptions, assignments and sales, if any, by the Debtors of unexpired leases of non-residential real property pursuant to Section 365(a) of the Bankruptcy Code, shall be deemed to have been made under, in furtherance of, or in connection with the Plan and, therefore, shall not be subject to any stamp, real estate transfer, mortgage recording, sales or other similar tax law.

           13.4      Preservation of Rights of Action.

          Except as otherwise provide in the Plan, Confirmation Order or in any contract, instrument, release, indenture or other agreement entered into in connection with the Plan, in accordance with Section 1123(b) of the Bankruptcy Code, the Reorganized Debtors shall retain and may exclusively prosecute and enforce any cause of action or rights to payment of claims that the Debtors, Reorganized Debtors or their respective Estates may hold against any person; provided, however, that, effective as of the Effective Date, the Debtors and Reorganized Debtors waive the right to prosecute any avoidance or recovery actions under chapter 5 of the Bankruptcy Code that belong to the Debtors or their respective estates. The Reorganized Debtors shall retain and may prosecute and enforce all defenses, counterclaims and rights against all Claims and Interests asserted against the Debtors, the Reorganized Debtors or their respective estates.

           13.5      Retiree Benefits.

          From and after the Effective Date, pursuant to section 1129(a)(13) of the Bankruptcy Code, the Reorganized Debtors shall continue to pay all retiree benefits (as defined in section 1114 of the Bankruptcy Code) at the level established by section 1114(e)(1)(B) or (g) of the Bankruptcy Code at any time prior to the Confirmation Date and for the duration of the period that the Debtors have obligated themselves to provide such benefits.

           13.6      Administrative Expenses Incurred After the Confirmation Date.

          Administrative expenses incurred by the Debtors or Reorganized Debtors after the Confirmation Date, including (without limitation) Claims for professionals’ fees and expenses, shall not be subject to application and may be paid by the Debtors or Reorganized AEI, as the case may be, in the ordinary course of business and without further Bankruptcy Court approval; provided, however, that no Claims for professional fees and expenses incurred after the Confirmation Date shall be paid until after the occurrence of the Effective Date.

           13.7      Section 1125(e) of the Bankruptcy Code.

          As of the Confirmation Date, the Debtors shall be deemed to have solicited acceptances of the Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code. The Debtors, the Bank Steering Committee and each of the members of the Informal Noteholders’ Committee (and each of their respective affiliates, agents, directors, officers, employees, investment bankers, financial advisors, attorneys and other professionals) have, and shall be deemed to have, participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code in the offer and issuance of the securities under the Plan, and therefore are not, and on account of such offer, issuance and solicitation will not be, liable at any time for the violation of any applicable law, rule or regulation governing the solicitation of acceptances or rejections of the Plan or the offer and issuance of securities under the Plan.

           13.8      Compliance with Tax Requirements.

          In connection with the consummation of the Plan, the Debtors shall comply with all withholding and reporting requirements imposed by any taxing authority, and all distributions hereunder shall be subject to such withholding and reporting requirements.

           13.9      Severability of Plan Provisions.

          In the event that, prior to the Confirmation Date, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void or unenforceable, the Bankruptcy Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions hereof shall remain in full force and effect and shall in no way be affected, impaired or invalidated by such holding, alteration or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision hereof, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable in accordance with its terms.

           13.10      Notices.

          For any notice, request, or demand to or upon the Debtors to be effective, it shall be in writing (including by facsimile transmission) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

           If to the Debtors or the Reorganized Debtors:

AEI Resources, Inc.
Addington Corporate Center
2000 Ashland Drive
Ashland, Kentucky 41101
Attn: Stephen Addington
          President
Telephone: (606) 920-7730
Telecopier: (606) 920-7480

and

Latham & Watkins
885 Third Avenue, Suite 1000
New York, New York 10022
Attn: Robert J. Rosenberg, Esq.
Telephone: (212) 906-1200
Telecopier: (212) 751-7720

and

Frost Brown Todd LLC
2700 Lexington Financial Center
250 West Main Street
Lexington, Kentucky 40507-1749
Attn: Paul Sullivan, Esq.
Telephone: (859) 231-0000
Telecopier: (859) 231-0011

          If to the Bank Agent or the Bank Steering Committee:

UBS AG, Stamford Branch
677 Washington Boulevard
Stamford, Connecticut 06901
Telephone: (203) 719-3683
Telecopier: (203) 719-3162

and

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
Attn.: Lori R. Fife, Esq.
Telephone: (212) 310-8000
Telecopier: (212) 310-8007

          If to the Informal Noteholders' Committee:

Stroock & Stroock & Lavan LLP 180 Maiden Lane New York, New York 10038 Attn: Lawrence M. Handelsman, Esq. Kristopher M. Hansen, Esq. Telephone: (212) 806-5400 Telecopier: (212) 806-6006

           13.11      Governing Law.

          Except to the extent that the Bankruptcy Code or other federal law is applicable, or to the extent an Exhibit hereto provides otherwise, the rights, duties and obligations arising under the Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware without giving effect to the principles of conflict of laws thereof.

           13.12      Binding Effect.

          The Plan shall be binding upon and inure to the benefit of the Debtors, the holders of Claims and Equity Interests, and their respective successors and assigns, including, without limitation, the Reorganized Debtors.

           Dated: February __, 2002

AEI RESOURCES HOLDING, INC., a Delaware corporation

By: /s/ Stephen Addington
      Stephen Addington
      President

AEI RESOURCES, INC.

By: /s/ Stephen Addington
      Stephen Addington
      President

AEI HOLDING COMPANY, INC.

By: /s/ Stephen Addington
      Stephen Addington
President

17 WEST MINING, INC.,
ACECO, INC.,
ADDINGTON MINING, INC.,
AEI ZENERGY, INC.,
AMERICOAL DEVELOPMENT COMPANY,
APPALACHIAN REALTY COMPANY,
AYRSHIRE LAND COMPANY,
BLUEGRASS COAL DEVELOPMENT COMPANY,
CC COAL COMPANY,
COAL VENTURES HOLDING COMPANY, INC.,
EAST KENTUCKY ENERGY CORPORATION,
EMPLOYEE BENEFITS MANAGEMENT, INC.,
EMPLOYEE CLAIMS ADMINISTRATION, LLC,
ENERZ CORPORATION,
EVERGREEN MINING COMPANY,
FAIRVIEW LAND COMPANY,
FLANARY BRANCH COAL CO., INC.,
FRANKLIN COAL SALES COMPANY,
G.E.C., INC.
GRASSY COVE COAL MINING COMPANY,
HERITAGE MINING COMPANY,
HIGHLAND COAL, INC.,
IKERD-BANDY CO., INC.,
KERMIT COAL COMPANY,	LESLIE RESOURCES, INC.,
LESLIE RESOURCES MANAGEMENT, INC.,
MCCOY COAL COMPANY,
MEADOWLARK, INC.,
MEGA MINERALS, INC.,
MIDWEST COAL SALES COMPANY,
MID-VOL LEASING, INC.,
MINING TECHNOLOGIES, INC.,
MOUNTAIN-CLAY, INCORPORATED (d/b/a Mountain Clay, Inc.),
PHOENIX LAND COMPANY,
PREMIUM PROCESSING, INC.,
PRO-LAND, INC. (d/b/a Kem Coal Company),
RED RIDGE MINING, INC.,
RIVER COAL COMPANY, INC.,
ROARING CREEK COAL COMPANY,
SHIPYARD RIVER COAL TERMINAL COMPANY,
STRAIGHT CREEK COAL RESOURCES COMPANY,
SUNNY RIDGE ENTERPRISES, INC.,
SUNNY RIDGE MINING COMPANY, INC.,
TENNESSEE MINING, INC.,
TURRIS COAL COMPANY,
WYOMING COAL TECHNOLOGY, INC.,
ZEIGLER COAL HOLDING COMPANY,
ZEIGLER ENVIRONMENTAL SERVICES COMPANY,

By: /s/ Stephen Addington
      Stephen Addington
President

AEI COAL SALES COMPANY, INC.,
BOWIE RESOURCES LIMITED,

By: /s/ Stephen Addington
      Stephen Addington
      Vice President

BEECH COAL COMPANY,
CANNELTON, INC.,
CANNELTON INDUSTRIES, INC.,
CANNELTON LAND COMPANY,
CANNELTON SALES COMPANY,
DUNN COAL & DOCK COMPANY,
HAYMAN HOLDINGS, INC.,
KANAWHA CORPORATION,
KINDILL HOLDING, INC.,
KINDILL MINING, INC.,
MIDWEST COAL COMPANY,
MOUNTAINEER COAL
DEVELOPMENT COMPANY,
MOUNTAIN COALS CORPORATION,
OLD BEN COAL COMPANY,
PRINCESS BEVERLY COAL COMPANY,
PRINCESS BEVERLY COAL HOLDING
COMPANY, INC.,
RP TERMINAL, LLC.,
WEST VIRGINIA-INDIANA COAL
HOLDING COMPANY, INC.,

By:/s/ Ron Mills
      Ron Mills
      Secretary

BENTLEY COAL COMPANY,
SKYLINE COAL COMPANY,
KENTUCKY PRINCE MINING COMPANY,

By: By:	GRASSY COVE COAL MINING COMPANY, ROARING CREEK COAL COMPANY, each as General Partner of each of the entities listed above /s/ Stephen Addington Stephen Addington Vice President

BASSCO VALLEY, LLC By: Hayman Holding, Inc., its Manager
By:	/s/ Ron Mills Ron Mills Secretary